UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________
FORM 8-K
_______________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 14, 2018
(Date of earliest event reported)

Atlantic Capital Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-37615	20-5728270
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)
945 East Paces Ferry Rd. NE, Suite 1600
Atlanta, Georgia 30326
(Address of principal executive offices)
(Zip Code)
(404) 995-6050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry Into a Material Definitive Agreement.
On November 14, 2018, Atlantic Capital Bank, N.A., the wholly-owned subsidiary of Atlantic Capital Bancshares, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with FirstBank, the wholly-owned subsidiary of FB Financial Corporation (“FirstBank”), that provides for the acquisition by FirstBank of all of Atlantic Capital Bank’s 14 bank branches located in Tennessee and north Georgia (the “Branches”), including Atlantic Capital Bank’s mortgage banking business, and the acquisition by FirstBank of certain assets, and the assumption by FirstBank of certain liabilities, related to the Branches (the “Transaction”). In connection with the Transaction, Atlantic Capital Bank intends to relocate its main office to Atlanta, Georgia.
Pursuant to the Purchase Agreement, FirstBank has agreed to assume approximately $602 million in deposits and purchase approximately $381 million in loans associated with the Branches. FirstBank has agreed to pay a deposit premium equal to 6.25% of the balance of assumed deposits, less a discount of 0.68% of purchased loans. The balance of assumed deposits for purposes of calculating the deposit premium will be the lower of the actual balance of assumed deposits on the closing date or the closing average daily balance of the assumed deposits over the thirty day period prior to the closing date.
The Transaction is expected to close in the second quarter of 2019, subject to regulatory approval and other customary closing conditions. The Purchase Agreement may be terminated upon the mutual consent of the parties, by either party in the event of a material breach by the other party, by either party if the Transaction is not consummated by June 30, 2019, or by either party if regulatory approval is denied.
The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.
Item 7.01.     Regulation FD Disclosure.
The Company intends to present certain information regarding the sale of the Branches to investors. The Company’s investor presentation related to the transaction is attached as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 8.01.     Other Events.
On November 14, 2018, the Company issued a press release announcing the Purchase Agreement, which is attached as Exhibit 99.2.
In the press release, the Company also announced that on November 14, 2018, the Board of Directors authorized a stock repurchase program pursuant to which the Company may purchase up to $85 million of its issued and outstanding common stock.  The repurchase program is expected to commence immediately with respect to $40 million of stock, and the remaining $45 million subject to regulatory approval of a dividend from Atlantic Capital Bank to Atlantic Capital.  The timing and amounts of any repurchases will depend on certain factors, including but not limited to market conditions and prices, available funds and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b-18 or Rule 10b5-1 under the Securities Exchange Act of 1934.  Any repurchased shares will constitute authorized but unissued shares.
Item 9.01.     Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Purchase and Assumption Agreement, dated November 14, 2018, by and between Atlantic Capital Bank, N.A. and FirstBank. *

99.1	Atlantic Capital Bancshares, Inc. Investor Presentation dated November 14, 2018.

99.2	Press Release dated November 14, 2018.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC CAPITAL BANCSHARES, INC.

Dated:    November 14, 2018
By: /s/ Patrick T. Oakes
Name: Patrick T. Oakes
Title:     Executive Vice President and
Chief Financial Officer